Exhibit 99.1

Technology Flavors & Fragrances, Inc. Reports First Quarter 2005 Results of Operations

     AMITYVILLE, N.Y.--(BUSINESS WIRE)--May 10, 2005--Technology Flavors & Fragrances, Inc. (AMEX:TFF) announced today its results of operations for the first quarter ended March 31, 2005. Net sales for the first quarter of 2005 of $4,538,000 were comparable to net sales of $4,549,000 in the first quarter of 2004.
     Net income for the first quarter of 2005 was $177,000, or $.01 per share, as compared to net income of $123,000, or $.01 per share, for last year's comparable quarter.
     Gross profit, as a percentage of sales, declined to 41.4% during the current quarter, from 42.6% for last year's comparable quarter.
     Operating costs for the current quarter decreased by $99,000 to $1,649,000 from $1,748,000 for last year's comparable quarter.

     About Technology Flavors & Fragrances, Inc.

     Founded in 1989, TFF creates, develops, manufactures and markets flavors and fragrances which are incorporated into a wide variety of consumer and institutional products, including natural and artificial flavored beverages, confections, foods, pharmaceuticals, aromatherapy products, perfumes and health and beauty products. TFF has a proprietary library of more than 36,000 flavor and fragrance product formulations that are used to develop customized products. TFF believes its proprietary formulations are currently used in more than 1,200 products sold by more than 500 customers worldwide, approximately 50 of which are Fortune 1000 companies. TFF maintains facilities in Amityville, New York; Inglewood, California; Toronto, Canada; and Santiago, Chile. TFF is publicly traded on the AMEX under the symbol "TFF."

     Certain statements made herein, including without limitation, statements containing the words "believes," "anticipates," "may," "intends," "expects," and words of similar import constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors, which may cause actual company results to differ materially from expectations. Such factors include the following: i) technological, manufacturing, quality control or other circumstances which could delay the sale or shipment of products; ii) economic, business, and competitive conditions in the industry and technological innovations which could affect the company's business; and iii) the company's ability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the company. Certain of these factors are discussed in more detail in the company's Annual Report on Form 10-KSB for the year ended December 31, 2004. Our forward-looking statements speak only as to the date hereof and we do not undertake any obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.


                 Technology Flavors & Fragrances, Inc.
                 Consolidated Statements of Operations

                              (Unaudited)

                                               For the three months
                                                   ended March 31,
                                             -------------------------
                                                 2005         2004
                                              -----------  -----------

 Net sales                                   $ 4,538,370  $ 4,549,170
 Cost of sales                                 2,659,115    2,610,404
                                              -----------  -----------

  Gross profit                                 1,879,255    1,938,766
                                              -----------  -----------

 Operating expenses:
  Selling                                        722,821      778,200
  General and administrative                     443,521      461,026
  Research and development                       433,904      459,539
  Amortization                                    49,060       48,750
                                              -----------  -----------

    Total operating expenses                   1,649,306    1,747,515
                                              -----------  -----------

 Income from operations                          229,949      191,251

 Interest expense, net                           (75,157)     (42,152)
                                              -----------  -----------

 Income before taxes and minority interest       154,792      149,099

 Provision for taxes                              (1,464)      (2,515)
                                              -----------  -----------

 Income before minority interest                 153,328      146,584

 Minority interest                                23,448      (23,414)
                                              -----------  -----------

 Net income                                  $   176,776  $   123,170
                                              ===========  ===========

 Net income per common share-basic and
  diluted                                    $       .01  $       .01
                                              ===========  ===========

 Weighted average common shares outstanding:
  Basic                                       12,833,773   12,793,773
                                              ===========  ===========
  Diluted                                     12,982,518   12,793,773
                                              ===========  ===========


     CONTACT: Technology Flavors & Fragrances, Inc.
              Joseph A. Gemmo, 631-842-7600 Ext. 301
              gemmo@tffi.com
              www.tffi.com
              or
              Alliance Advisors
              Alan Sheinwald, 914-244-0062
              asheinwald@allianceadvisors.net